EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

1. Health Acquisition Corp., d/b/a Allen Health Care Services

2. New England Home Care, Inc.

3. Connecticut Staffing Works Corp.

4. Accredited Health Services, Inc.

5. Impressive Staffing Corp.

6. New Jersey Staffing Works Corp.

7. Medical Resources Home Health Corp.

8. National HMO (N.Y.) Inc.